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EXHIBIT 2.1

DANVERS BANCORP, INC.

PLAN OF CONVERSION

Adopted by the Board of Trustees on June 15, 2007

(i)

2.46.	Regulations	6
2.47.	SEC	6
2.48.	Special Meeting	6
2.49.	Stock Holding Company	6
2.50.	Subscription Offering	6
2.51.	Subscription Price	6
2.52.	Subsidiary	6
2.53.	Supplemental Eligible Account Holder	6
2.54.	Supplemental Eligibility Record Date	6
2.55.	Syndicated Community Offering	6
2.56.	Tax-Qualified Employee Plan	6
ARTICLE 3. GENERAL PROCEDURE FOR CONVERSION		7
3.1.	Preconditions to Conversion	7
3.2.	Submission of Plan to Commissioner and FRB	7
3.3.	Special Meeting of Corporators to Approve the Plan	7
3.4.	Stock Holding Company Charter And Bylaws	7
3.5.	Bank Charter And Bylaws	7
3.6.	Conversion Procedures	7
3.7.	Conversion to Stock Holding Company.	8
3.8.	Offer and Sale of Holding Company Conversion Stock	8
ARTICLE 4. ESTABLISHMENT AND FUNDING OF CHARITABLE FOUNDATION.		9
4.1.	Establishment of the Foundation	9
4.2.	Purposes of the Foundation; Charitable Contributions	9
4.3.	Board of Directors of the Foundation	10
ARTICLE 5. SHARES TO BE OFFERED		10
5.1.	Holding Company Common Stock	10
5.2.	Independent Valuation, Purchase Price and Number of Shares.	10
ARTICLE 6. SUBSCRIPTION RIGHTS AND ORDERS FOR COMMON STOCK		11
6.1.	Distribution of Prospectus	11
6.2.	Order Forms	12
6.3.	Undelivered, Defective or Late Order Form; Insufficient Payment	12
6.4.	Payment for Stock	13
ARTICLE 7. STOCK PURCHASE PRIORITIES		14
7.1.	Priorities for Offering	14
7.2.	Certain Determinations	14
7.3.	Minimum Purchase; No Fractional Shares	14
7.4.	Overview of Priorities	14
7.5.	Priorities For Subscription Offering	14
7.6.	Priorities for Direct Community Offering	16
7.7.	Priorities for Syndicated Community Offering	17
ARTICLE 8. ADDITIONAL LIMITATIONS ON PURCHASES		17
8.1.	General	17
8.2.	Individual Maximum Purchase Limit	17
8.3.	Group Acting in Concert	18
8.4.	Purchases by Officers, Directors, Trustees and Corporators	18
8.5.	Special Rule for Tax-Qualified Employee Plans	18
8.6.	Increase in the Total Number of Shares Offered	18

(ii)

8.7.	Illegal Purchases	18
8.8.	Rejection of Orders	18
8.9.	Subscribers in Non-Qualified States or in Foreign Countries	18
8.10.	No Offer to Transfer Shares	19
8.11.	Confirmation by Purchasers	19
ARTICLE 9. POST OFFERING MATTERS		19
9.1.	Stock Purchases After the Conversion	19
9.2.	Resales of Stock by Management Persons	19
9.3.	Stock Certificates	20
9.4.	Restriction on Financing Stock Purchases	20
9.5.	Stock Benefit Plans	20
9.6.	Market for Holding Company Common Stock	20
9.7.	Liquidation Account	21
9.8.	Payment of Dividends	22
9.9.	Repurchase of Stock	22
9.10.	Conversion Expenses	22
9.11.	Public Inspection of Conversion Application	22
9.12.	Enforcement of Terms and Conditions	22
9.13.	Voting Rights in Converted Stock Holding Company	23
ARTICLE 10. MISCELLANEOUS		23
10.1.	Interpretation of Plan	23
10.2.	Amendment or Termination of the Plan	23
Exhibit 3.4—Proposed Charter and Bylaws of the Stock Holding Company		24
Exhibit 3.5—Charter and Bylaws of the Bank		25
Exhibit 3.7—Initial Members of the Board of Directors of the Stock Holding Company		26
Exhibit 7.6—Local Community; Massachusetts Cities and Towns Served by Danversbank		29

(iii)

DANVERS BANCORP, INC.

PLAN OF CONVERSION

ARTICLE 1.
Introduction—Business Purpose

        This Plan of Conversion (the "Plan") provides for the conversion and reorganization of Danvers Bancorp, Inc., a Massachusetts-chartered mutual holding company (the "MHC"), into a capital stock form of organization (the "Conversion"). The MHC currently owns 100% of the common stock of Danversbank (the "Bank"), a Massachusetts-chartered savings bank, which is headquartered in Danvers, Massachusetts. The purposes of the Conversion are to (1) support future growth and profitability through, among other things, branch expansion and increased lending; (2) compete more effectively in the financial services marketplace by diversifying products and services offered to customers; (3) offer depositors, employees, management and directors an equity ownership interest in the stock holding company; (4) increase philanthropic endeavors to the communities served by the Bank and in which the Bank has banking offices through the formation and funding of a charitable foundation to be dedicated to charitable purposes within the communities in which the Bank has maintained its headquarters and banking branches prior to the Offering; (5) make necessary capital investments in facilities and technology; and (6) attract and retain qualified directors, management and employees through stock-based compensation plans. Capitalized terms used but not defined in this Article 1 shall have the respective meanings set forth in Article 2 hereof.

        The Board of Trustees has adopted this Plan of Conversion (the "Plan") to be carried out under the laws of The Commonwealth of Massachusetts and the regulations of the Massachusetts Division of Banks, and other applicable laws and regulations. The Board of Trustees of the MHC currently contemplates that, following the Conversion, all of the capital stock of the Bank will be held by a Delaware-chartered business corporation (the "Stock Holding Company") and that the Stock Holding Company will issue and sell its capital stock (the "Holding Company Conversion Stock") upon the terms and conditions set forth herein to Eligible Account Holders, Supplemental Eligible Account Holders, the Tax-Qualified Employee Plans established by the Bank or the Stock Holding Company, and Employees, Officers, directors, trustees and Corporators of the MHC and the Bank, according to the respective priorities set forth in the Plan. Any shares not subscribed for by the foregoing classes of Persons will be offered for sale to certain members of the public directly by the Stock Holding Company through a Community Offering or a Syndicated Community Offering or through an underwritten firm commitment public offering, or through a combination thereof. The Plan provides for the combination, by merger or otherwise, of the MHC with and into the Bank (by which the MHC will cease to exist and by which the existing and outstanding shares of the capital stock of the Bank will be extinguished), and the issuance by the Bank of 100% of its newly outstanding common stock to the Stock Holding Company in exchange for a portion of the net proceeds of the Offering. The foregoing is subject to modification as necessary to address tax considerations. Upon the Conversion, Eligible Account Holders and Supplemental Eligible Account Holders will be granted interests in the liquidation account to be established by the Bank pursuant to Section 9.7 hereof.

        The primary purposes of the Conversion are to (1) support future growth and profitability through, among other things, branch expansion and increased lending; (2) compete more effectively in the financial services marketplace by diversifying products and services offered to customers; (3) offer depositors, employees, management and directors an equity ownership interest in the stock holding company; (4) increase philanthropic endeavors to the communities served by the Bank and in which the Bank has banking offices through the formation and funding of a charitable foundation to be dedicated to charitable purposes within the communities in which the Bank has maintained its headquarters and banking branches prior to the Offering; (5) make necessary capital investments in facilities and technology; and (6) attract and retain qualified directors, management and employees through stock-based compensation plans. The Conversion is also intended to provide an additional source of capital not now available to the MHC or the Bank. Under the Plan, the Stock Holding Company may, subject to the purchase priority rights of depositors, tax-qualified employee benefit plans (specifically our employee stock ownership plan and 401(k) plan) and employees, officers, directors, trustees, corporators of the MHC and the Bank, offer the common stock for sale in a direct community offering to members of the general public. The Stock Holding Company will use the capital raised, directly or after investing such capital into the Bank, to further the expansion of the activities of the Stock Holding Company and the Bank. In addition, after the Conversion, the Stock Holding Company would have the ability to issue additional shares of Holding Company Common Stock to raise additional capital or in connection with additional mergers or acquisitions, although no additional capital issuance and no merger or acquisition are planned or contemplated at the present time. In addition, stock ownership by Officers and other Employees of the Stock Holding Company and the Bank has proven to be an effective performance incentive, as well as a means of attracting and retaining qualified personnel. Finally, the Board of Directors, Board of Trustees and senior management also believe that the Conversion will be beneficial to the population within the primary market area. The Conversion will provide local customers and other residents with an opportunity to become equity owners of the Bank, and thereby participate in possible stock price appreciation and cash dividends, which is consistent with the objective of being a locally-owned financial institution serving local financial needs. The Board of Trustees and management believe that, through local stock ownership, current customers and non-customers who purchase Holding Company Conversion Stock will seek to enhance the financial success of the Bank through consolidation of their banking business and increased referrals to the Bank.

        In furtherance of the MHC's commitment to its community, the MHC intends to cause to be formed a charitable foundation (the "Foundation") as part of the Conversion. The Foundation will be dedicated to charitable purposes within the communities in which the Bank has maintained its headquarters and banking branches prior to the Offering. The Foundation is intended to complement the Bank's community reinvestment activities in a manner that will allow the Bank's local communities to share in the growth and profitability of the Stock Holding Company and the Bank over the long term. Consistent with the Bank's goal, the Stock Holding Company intends, immediately following the Conversion, to contribute to the Foundation the amount of $350,000 in cash and 5% of the number of shares of Danvers Bancorp common stock sold in the offering, up to a maximum of 650,000 shares.

        The Plan is subject to the approval of various regulatory agencies, and must be approved by a majority of the total votes of the MHC's Corporators and a majority of the MHC's Independent Corporators (who shall constitute not less than 60% of all Corporators) eligible to be cast at the annual meeting or at a special meeting called for such purpose. By approving the Plan, the Corporators will also be approving the charter and bylaws of each of the Stock Holding Company and the Bank and all other steps necessary or incidental to the Conversion.

        The Bank became a stock-form subsidiary of the MHC when Danversbank reorganized into mutual holding company form in 1998. Accordingly, the Conversion will not affect the corporate existence of the Bank. The Bank's business and operations will not be affected or interrupted by the Conversion and the Bank will continue as the same legal entity after the Conversion. The Bank, upon combination with the MHC, will succeed to all of the presently existing rights, interests, duties and obligations of the MHC to the extent provided by law. The deposit accounts and loan accounts of the Bank's customers will not be affected by the Conversion. Upon Conversion, each deposit account holder of the Bank will continue to hold exactly the same deposit account as the holder held immediately before the Conversion, and such deposit account holders shall have all of have the same rights and privileges after the Conversion. All deposit accounts in the Bank following the Conversion will continue to be insured up to the legal maximum by the Deposit Insurance Fund of the Federal Deposit Insurance Corporation and the Depositors Insurance Fund established by Section 1 of Chapter 44 of the acts of 1932, as amended, of the Massachusetts General Laws for amounts in excess of FDIC coverage limits, in the same manner as such deposit accounts were insured immediately before the Conversion. There will be no change in the Bank's loans. The Conversion will not result in any reduction of the Bank's reserves or net worth.

ARTICLE 2.
Definitions

        As used in the Plan, the terms set forth below have the following meanings:

        2.1.    Acting in Concert.    The term "Acting in Concert" means (a) knowing participation in a joint activity or conscious parallel action towards a common goal, whether or not pursuant to an express agreement; or (b) Persons seeking to combine or pool their voting or other interests (such as subscription rights) in the securities of an issuer for a common purpose, pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. When Persons act together for such purpose, their group is deemed to have acquired their stock. The determination of whether a group is Acting in Concert shall be made solely by the Board of Trustees of the MHC or Officers delegated by such Board and may be based on any evidence upon which the Board or such delegatee chooses to rely, including, without limitation, joint account relationships or the fact that such Persons have filed joint Schedules 13D with the SEC with respect to other companies. Persons living at the same address, whether or not related, will be deemed to be Acting in Concert unless otherwise determined by the Board or such delegatee. Trustees of the MHC and directors of the Stock Holding Company and the Bank shall not be deemed to be Acting in Concert solely as a result of their membership on any such board or boards.

        2.2.    Affiliate.    An "Affiliate" of, or a Person "Affiliated" with, a specified Person, is a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Person specified.

        2.3.    Application.    The application, including a copy of the Plan, submitted by the MHC to the Commissioner for approval of the Conversion.

        2.4.    Associate.    The term "Associate," when used to indicate a relationship with any Person, means: (a) any corporation or organization (other than the Bank, the Stock Holding Company, the MHC or a majority-owned subsidiary of any thereof) of which such Person is a director, Officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities; (b) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; (c) any relative or spouse of such Person or any relative of such spouse, who has the same home as such Person or who is a director or trustee or officer of the MHC or the Bank; and (d) any Person Acting in Concert with any of the Persons or entities specified in clauses (a) through (c) above; provided, however, that any Tax-Qualified or Non-Tax-Qualified Employee Plan shall not be deemed to be an Associate of any director, trustee or Officer of the MHC, the Stock Holding Company or the Bank, to the extent provided in the Plan. When used to refer to a Person other than an Officer or director of the Bank, the MHC or the Stock Holding Company, the MHC in its sole discretion may determine the Persons that are Associates of other Persons. Trustees of the MHC and directors of the Stock Holding Company and the Bank shall not be deemed to be Associates solely as a result of their membership on such Board.

        2.5.    Bank.    Danversbank.

        2.6.    BHCA.    The Bank Holding Company Act of 1956, as amended.

        2.7.    Commissioner.    The Commissioner of Banks of the Commonwealth of Massachusetts.

        2.8.    Community Offering.    A Direct Community Offering and/or a Syndicated Community Offering.

        2.9.    Conversion.    The conversion and reorganization of the MHC to stock form pursuant to the Plan, and all steps incident or necessary thereto, including, as applicable, (a) the combination, by merger or otherwise, of the MHC with and into the Bank, pursuant to which the MHC will cease to exist and by which the existing and outstanding shares of the capital stock of the Bank will be extinguished, (b) the issuance of Holding Company Conversion Stock by the Stock Holding Company in the Offering as provided herein, and (c) the issuance to the Stock Holding Company of the Bank's common stock to be outstanding upon consummation of the Conversion in exchange for a portion of the net proceeds of the Offering. The foregoing is subject to modification as necessary to address tax considerations.

        2.10.    Corporator.    A member of the MHC's Board of Corporators.

        2.11.    Deposit Account.    Any withdrawable deposit account offered by the Bank, including, without limitation, savings accounts, NOW account deposits, certificates of deposit, demand deposits, Keogh Plan, SEPs and Individual Retirement Accounts for which the Bank acts as custodian or trustee, and such other types of deposit accounts as may then have been authorized by Massachusetts or federal law and regulations, but not including repurchase agreements, savings bank life insurance policies, certain escrow accounts, or trust department accounts held separately from deposit accounts in accordance with Section 4 of Chapter 167G of the Massachusetts General Laws.

        2.12.    Direct Community Offering.    The offering for sale directly by the Stock Holding Company of Holding Company Conversion Stock (a) to the Local Community, as provided in Section 7.6 of the Plan, with preference given to natural persons residing in the Local Community, and then (b) to the public at large. The Direct Community Offering may be conducted simultaneously with the Subscription Offering.

        2.13.    Division.    The Division of Banks of the Commonwealth of Massachusetts.

        2.14.    Eligible Account Holder.    Any Person holding a Qualifying Deposit on the Eligibility Record Date.

        2.15.    Eligibility Record Date.    February 28, 2006, the date for determining who qualifies as an Eligible Account Holder.

        2.16.    Employee.    The term "Employee" does not include a trustee, director or Officer.

        2.17.    Employee Plan.    Any Tax-Qualified Employee Plan or Non-Tax-Qualified Employee Benefit Plan.

        2.18.    ESOP.    The employee stock ownership plan to be established by the Bank.

        2.19.    Estimated Valuation Range.    The dollar range of the proposed Offering, as determined by the Independent Appraiser before the Offering and as it may be amended from time to time thereafter. The Estimated Valuation Range may vary within 15% above or 15% below the midpoint of such range, with a possible adjustment by up to 15% above the Range Maximum.

        2.20.    Exchange Act.    The Securities Exchange Act of 1934, as amended.

        2.21.    FDIC.    The Federal Deposit Insurance Corporation.

        2.22.    FRB.    The Board of Governors of the Federal Reserve System.

        2.23.    FRB Application.    The application to be submitted by the MHC to the FRB seeking the FRB's prior approval of the MHC's conversion from mutual to stock form.

        2.24.    Foundation.    A charitable foundation established and funded by the Stock Holding Company immediately following the Conversion as contemplated by Article 4 hereof. The Foundation will qualify as an exempt organization under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended.

        2.25.    Group Maximum Purchase Limit.    The limitation on the purchase of shares of Holding Company Conversion Stock established by Section 8.3, as such limit may be increased pursuant to said Section 8.3.

        2.26.    Holding Company Common Stock.    The common stock authorized to be issued from time to time by the Stock Holding Company.

        2.27.    Holding Company Conversion Stock.    The Holding Company Common Stock to be issued by the Stock Holding Company in the Conversion.

        2.28.    Independent Appraiser.    The appraiser retained by the MHC to prepare an appraisal of the pro forma market value of the Holding Company Conversion Stock.

        2.29.    Independent Corporator.    A Corporator who is not an Employee, Officer, or trustee of the MHC or an Employee, Officer, director, or "significant borrower" of the Bank as determined by the Commissioner.

        2.30.    Independent Valuation.    The estimated pro forma market value of the Holding Company Conversion Stock as determined by the Independent Appraiser.

        2.31.    Individual Maximum Purchase Limit.    The limitation on the purchase of shares of Holding Company Conversion Stock established by Section 8.2, as such limit may be increased pursuant to said Section 8.2.

        2.32.    Information Statement.    The information statement required to be sent to the Corporators in connection with the Special Meeting.

        2.33.    Liquidation Account.    The liquidation account established pursuant to Section 9.7 of the Plan.

        2.34.    Local Community.    The Massachusetts cities and towns listed on Exhibit 7.6.

        2.35.    Marketing Agent.    The broker-dealer responsible for organizing and managing the Conversion and sale of the Holding Company Conversion Stock.

        2.36.    Market Maker.    A dealer (i.e., any Person who engages directly or indirectly as agent, broker, or principal in the business of offering, buying, selling or otherwise dealing or trading in securities issued by another Person) who, with respect to a particular security, (i) regularly publishes bona fide competitive bid and offer quotations on request, and (ii) is ready, willing and able to effect transactions in reasonable quantities at the dealer's quoted prices with other brokers or dealers.

        2.37.    MHC.    Danvers Bancorp, Inc., the Massachusetts-chartered holding company for the Bank as it exists in mutual form prior to the Conversion.

        2.38.    Non-Tax-Qualified Employee Benefit Plan.    Any defined benefit plan or defined contribution plan which is not qualified under Section 401 of the Internal Revenue Code.

        2.39.    Offering.    The Subscription Offering, the Direct Community Offering and the Syndicated Community Offering.

        2.40.    Officer.    The Chairman of the Board, the President, any officer of the level of vice president or above, the Clerk and the Treasurer of the Bank, the MHC or the Stock Holding Company, as the case may be.

        2.41.    Person.    An individual, corporation, partnership, association, joint-stock company, trust (including Individual Retirement Accounts, SEPs and Keogh Accounts), unincorporated organization, government entity or political subdivision thereof or any other entity.

        2.42.    Plan.    This Plan of Conversion.

        2.43.    Qualifying Deposit.    The aggregate balances of all Deposit Accounts of an Eligible Account Holder as of the close of business on the Eligibility Record Date or of a Supplemental Eligible Account Holder as of the close of business on the Supplemental Eligibility Record Date, as the case may be, provided that such aggregate balance is not less than $50.

        2.44.    Range Maximum.    The valuation which is 15% above the midpoint of the Estimated Valuation Range, as defined in Section 2.19.

        2.45.    Range Minimum.    The valuation which is 15% below the midpoint of the Estimated Valuation Range, as defined in Section 2.19.

        2.46.    Regulations.    The regulations of the Division regarding mutual to stock conversions of mutual holding companies and the applicable regulations of the Office of Thrift Supervision (as deemed applicable by the FRB), to the extent that such Office of Thrift Supervision regulations do not conflict with the regulations of the Division.

        2.47.    SEC.    The Securities and Exchange Commission.

        2.48.    Special Meeting.    The Special Meeting of Corporators called for the purpose of voting on the Plan.

        2.49.    Stock Holding Company.    The stock-form holding company that will (a) be a newly-chartered Delaware corporation known as Danvers Bancorp, Inc., (b) issue Holding Company Conversion Stock in the Conversion, and (c) own 100% of the common stock of the Bank upon consummation of the Conversion in exchange for a portion of the net proceeds received from the sale of the Conversion Stock.

        2.50.    Subscription Offering.    The offering of Holding Company Conversion Stock for subscription by Persons holding subscription rights pursuant to the Plan.

        2.51.    Subscription Price.    The price per share, determined as provided in Section 5.2 of the Plan, at which the Holding Company Conversion Stock will be sold in the Offering.

        2.52.    Subsidiary.    A company that is controlled by another company, either directly or indirectly through one or more subsidiaries.

        2.53.    Supplemental Eligible Account Holder.    Any Person (other than Officers, directors, trustees, or Corporators of the MHC and the Bank and their Associates) holding a Qualifying Deposit on the Supplemental Eligibility Record Date.

        2.54.    Supplemental Eligibility Record Date.    The supplemental record date for determining who qualifies as a Supplemental Eligible Account Holder. The Supplemental Eligibility Record Date is March 31, 2007.

        2.55.    Syndicated Community Offering.    At the discretion of the Stock Holding Company, the offering of Holding Company Conversion Stock following or contemporaneously with the Direct Community Offering through a syndicate of broker-dealers.

        2.56.    Tax-Qualified Employee Plan.    Any defined benefit plan or defined contribution plan (including the ESOP, any stock bonus plan, profit-sharing plan, 401(k) plan or other plan) of the Bank, the Stock Holding Company, the MHC or any of their Affiliates, which, with its related trusts, meets the requirements to be qualified under Section 401 of the Internal Revenue Code.

ARTICLE 3.
General Procedure for Conversion

        3.1.    Preconditions to Conversion.    The Conversion is expressly conditioned upon prior occurrence of the following:

        3.1.1  Approval of the Plan by the affirmative vote of a majority of the total votes of the MHC's Corporators and a majority of the MHC's Independent Corporators (who shall constitute not less than 60% of all Corporators) eligible to be cast at the annual meeting or at a special meeting called for such purpose.

        3.1.2  Approval by the Commissioner of the Application, including the Plan and the Charter and Bylaws of the Stock Holding Company and, if applicable, of the Bank.

        3.1.3  Approval by the FRB of the FRB Application.

        3.2.    Submission of Plan to Commissioner and FRB.    Upon approval by at least two-thirds of all Trustees of the MHC, the Plan will be submitted to the Commissioner as part of the Application, and to the FRB as part of the FRB Application, together with a copy of the proposed Information Statement and all other material required by the Regulations, for approval by the Commissioner and the FRB. The MHC must also receive either private letter rulings from the Internal Revenue Service and the Massachusetts Department of Revenue or opinions of its counsel as to the federal income tax consequences of the Conversion and of its tax accountants as to the Massachusetts income tax consequences of the Conversion, in either case substantially to the effect that the Conversion will not result in a taxable reorganization of the MHC, the Bank, or the Stock Holding Company under the Internal Revenue Code of 1986, as amended. Upon a determination by the Commissioner that the Application is complete, the MHC will publish and post public announcements and notices of the Application as required by the Commissioner and the Regulations.

        3.3.    Special Meeting of Corporators to Approve the Plan.    Following approval of the Plan by the Commissioner, the Special Meeting shall be scheduled in accordance with the MHC's Bylaws, and the Plan (as revised in response to comments received from the Commissioner and the FRB), proposed revisions and amendments to the charters and bylaws of the Bank and the Stock Holding Company, and any information required pursuant to the Regulations, will be submitted to the Corporators for their consideration and approval at the Special Meeting. The MHC will mail to each Corporator a copy of the Information Statement not less than seven (7) days before the Special Meeting. Following approval of the Plan by the Corporators, the MHC intends to take such steps as may be appropriate pursuant to applicable laws and regulations to convert the MHC to a Delaware-chartered stock form holding company and to otherwise effect the Conversion.

        3.4.    Stock Holding Company Charter And Bylaws.    The Board of Trustees of the MHC and the Board of Directors of the Bank will take all necessary steps to form the Stock Holding Company and to complete the Offering, including the timely filing of all necessary applications to appropriate regulatory authorities, and the filing of a registration statement to register the sale of the Conversion Stock with the SEC. Copies of the proposed Charter and Bylaws of the Stock Holding Company are attached hereto as Exhibit 3.4, and are made a part of the Plan. By their approval of the Plan, the Corporators shall have approved and adopted the Charter and Bylaws of the Stock Holding Company.

        3.5.    Bank Charter And Bylaws.    Copies of the current Charter and Bylaws of the Bank are attached hereto as Exhibit 3.5, and are made a part of the Plan. By their approval of the Plan, the trustees, as the governing body of the sole stockholder of the Bank, have approved that the Bank shall continue to operate pursuant to its current Charter and Bylaws.

        3.6.    Conversion Procedures.    The Conversion will be effected in any manner selected by the Board of Trustees of the MHC which is consistent with the purposes of this Plan and applicable laws and regulations. The choice of which method to use to effect the Conversion will be made by the Board of Trustees of the MHC immediately prior to the consummation of the Conversion. Approval of the Plan by the Board of Trustees and Corporators of the MHC shall also constitute (a) approval of the formation of the Stock Holding Company as set forth herein, (b) approval by the MHC (on its own behalf and as the sole shareholder of the Bank) of a combination, by merger or otherwise, as provided herein of the MHC with and into the Bank with the Bank being the surviving entity and whereby the existing outstanding shares of capital stock of the Bank will be canceled, (c) approval by the Bank to issue 100% of its newly outstanding common stock to the Stock Holding Company in exchange for a portion of the net proceeds of the Offering, and (d) approval of any other of the transactions that are necessary to implement the Plan.

        3.7.    Conversion to Stock Holding Company.    Upon the consummation of the Conversion the Stock Holding Company will be chartered as a Delaware corporation and will be authorized to exercise any and all powers, rights and privileges, and will be subject to all limitations applicable to bank holding companies under applicable laws and regulations. The members of the Board of Directors of the Stock Holding Company will be those Persons whose names are set forth on Exhibit 3.7 to the Plan, each to hold office until the Annual Meeting (or Special Meeting in lieu thereof) in the year set forth opposite their respective names on such Exhibit 3.7, and until their successors are elected and have been qualified, and otherwise in accordance with the Charter and By-Laws of the Stock Holding Company. The Officers of the MHC immediately prior to the Conversion shall be the Officers of the Stock Holding Company, in each case to serve at the pleasure of the Board of Directors of the Stock Holding Company. The Stock Holding Company will own 100% of the common stock of the Bank upon consummation of the Conversion in exchange for a portion of the net proceeds received from the sale of the Conversion Stock.

        3.8.    Offer and Sale of Holding Company Conversion Stock.

        3.8.1  If the Corporators approve the Plan, and upon receipt of all required regulatory approvals, the Holding Company Conversion Stock will be offered for sale in a Subscription Offering simultaneously to Eligible Account Holders, Supplemental Eligible Account Holders, any Tax-Qualified Employee Benefit Plans, and Employees, Officers, directors, trustees and Corporators in the manner set forth in Article 7 hereof. The Subscription Offering period will run for no less than twenty (20) but no more than forty-five (45) days from the date of distribution of the Subscription Offering materials, unless extended by the MHC with the approval of the Commissioner and the FRB, if required. If feasible, any Holding Company Conversion Stock remaining will then be sold to the general public through a Direct Community Offering as provided in Article 7 hereof, which may be held either subsequent to or concurrently with the Subscription Offering.

        3.8.2  If feasible, any shares of Holding Company Conversion Stock remaining unsold after completion of the Subscription Offering and a Direct Community Offering may, in the sole discretion of the Stock Holding Company, be sold in a Syndicated Community Offering (which may commence following or contemporaneously with the Direct Community Offering). If for any reason a Syndicated Community Offering cannot be effected, the Stock Holding Company will use its best efforts to obtain other purchasers in order to meet the Range Minimum, subject to the approval of the Commissioner and the FRB, if required. The sale of all shares of Holding Company Conversion Stock to be sold pursuant to this Plan must be completed within forty-five (45) days after termination of the Subscription Offering; subject to the extension of such forty-five (45) day period by the Stock Holding Company with the approval of the Commissioner and the FRB, if required. The Stock Holding Company may seek one or more extensions of such forty-five (45) day period if necessary to complete the sale of all shares of Holding Company Conversion Stock. If all available shares of Holding Company Conversion Stock are sold in the Subscription Offering and any Direct Community Offering, there will be no Syndicated Community Offering and the Conversion will be consummated upon completion of the Subscription Offering or the Direct Community Offering, as the case may be.

ARTICLE 4.
Establishment and Funding of Charitable Foundation.

        4.1.    Establishment of the Foundation.    As part of the Conversion, the Stock Holding Company intends to establish the Foundation which will qualify as an exempt organization under Section 501(c)(3) of the Internal Revenue Code and to contribute to the Foundation cash in the amount of $350,000 and up to 650,000 shares of common stock, which is the lesser of 5% of the shares of the Stock Holding Company that will be outstanding following the offering and 5% of the number of shares that would have been sold at the midpoint of the Estimated Valuation Range.

        4.2.    Purposes of the Foundation; Charitable Contributions.    The Foundation is being formed in connection with the Conversion in order to complement the MHC's and the Bank's existing community reinvestment activities in the communities in which the Bank has banking branches and to share with the MHC's and the Bank's community a part of the MHC's and the Bank's financial success as a locally headquartered, community minded, financial services institution. The funding of the Foundation with Holding Company Common Stock accomplishes this goal as it enables the community to share in the growth and profitability of the Stock Holding Company and the Bank over the long term. The Foundation will be dedicated to the promotion of charitable purposes including, without limitation, community development, grants or donations to support housing assistance, not for-profit community groups and other types of organizations or civic minded projects. The Foundation will annually distribute total grants to assist charitable organizations or to fund projects within the Stock Holding Company's and the Bank's community of not less than five percent (5.0%) of the average fair value of Foundation assets each year, less certain expenses. In order to serve the purposes for which it was formed and maintain its Section 501(c)(3) qualification, the Foundation may sell, on an annual basis, a portion of the Holding Company Common Stock contributed to it by the Holding Company. The Foundation will operate in accordance with the following conditions imposed by the Commissioner:

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  The Foundation must vote its shares of Holding Company Common Stock in the same ratio as other holders of such shares;

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  The Foundation shall be subject to examination by the Division;

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  The Foundation shall comply with all supervisory directives or regulatory bulletins imposed by the Division;

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  The Foundation shall operate in compliance with written policies adopted by its board of directors, including adopting a business plan and conflict of interest policy;

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  The Foundation shall provide annual reports to the Division describing the grants made and the grant recipients;

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  The Foundation shall not engage in self-dealing and shall comply with all laws necessary to maintain its tax-exempt status under the Internal Revenue Code;

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  The Articles of Organization and Bylaws of the Foundation shall not be amended in any material way without the prior written approval of the Commissioner; and

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  Such other conditions, if any, as may be imposed by the Commissioner.

        4.3.    Board of Directors of the Foundation.    The board of directors of the Foundation will consist of a majority of individuals who are directors of the Stock Holding Company or the Bank. The board of directors of the Foundation will be responsible for establishing the policies of the Foundation with respect to grants or donations, consistent with the stated purposes of the Foundation. At all times, at least one director on the board of directors of the Foundation will be an independent director who is not an employee, officer, trustee or Corporator of the MHC or the Bank nor a significant borrower of the Bank.

ARTICLE 5.
Shares to be Offered

        5.1.    Holding Company Common Stock.    The Holding Company Common Stock shall be fully paid and nonassessable. The total number of shares of Holding Company Common Stock authorized under the Stock Holding Company's Charter will exceed the number of shares of Holding Company Conversion Stock to be issued to the Stock Holding Company stockholders in the Conversion. HOLDING COMPANY COMMON STOCK WILL NOT BE COVERED BY DEPOSIT INSURANCE.

        5.2.    Independent Valuation, Purchase Price and Number of Shares.

          5.2.1    Independent Valuation.    An Independent Appraiser shall be employed by the MHC to provide it with an Independent Valuation as required by the Regulations, which value shall be included in the prospectus (as described in Section 6.1 of this Plan) filed with the Commissioner and the SEC. The Trustees of the MHC shall thoroughly review and analyze the methodology and reasonableness of the Independent Valuation. The Independent Valuation will be made by a written report to the MHC, contain the factors upon which the Independent Valuation was made and conform to procedures adopted by the Commissioner and the FRB. The Independent Valuation provided by the Independent Appraiser to the MHC before the commencement of the Subscription Offering will contain an Estimated Valuation Range of aggregate prices for the Holding Company Conversion Stock, which range shall reflect the anticipated pro forma market value of the Holding Company Conversion Stock. Such Estimated Valuation Range will establish a midpoint and will vary within 15% above (the "Range Maximum") to 15% below (the "Range Minimum") such midpoint. The Independent Appraiser shall also present to the MHC at the close of the Subscription Offering a valuation of the pro forma market value of the Holding Company Conversion Stock.

          5.2.2    Subscription Price.    All shares sold in the Conversion will be sold at a uniform price per share (the "Subscription Price"), preliminarily set at $10.00 per share, which price will be definitively determined before the commencement of the Offering. If there is a Syndicated Community Offering, the price per share at which the Holding Company Conversion Stock is sold in such Syndicated Community Offering shall be equal to the per share purchase price of the shares sold in the Subscription Offering and the Direct Community Offering. The aggregate purchase price for all shares of Holding Company Conversion Stock will be equal to the estimated consolidated pro forma market value of the Holding Company Conversion Stock, as determined for such purpose by the Independent Appraiser.

          5.2.3    Number of Shares.    The total number of shares (and a range thereof) of Holding Company Conversion Stock to be issued and offered for sale will be determined by the MHC immediately before the commencement of the Subscription Offering based on the Independent Valuation, the Estimated Valuation Range and the Subscription Price. The Independent Valuation, and such number of shares, shall be subject to adjustment thereafter if necessitated by market or financial conditions, with the approval of the Commissioner and the FRB, if necessary. In particular, the total number of shares may be increased by up to 15% above the Range Maximum if the Independent Valuation is increased subsequent to the commencement of the Subscription

  Offering to reflect changes in market and financial conditions and the resulting aggregate purchase price is not more than 15% above the Range Maximum.

          5.2.4    Increase or Decrease in Number of Shares.    The number of shares of Holding Company Conversion Stock may be increased or decreased by the Stock Holding Company, subject to the following provisions. In the event that the aggregate purchase price of the number of shares of Holding Company Conversion Stock ordered is below the minimum of the Estimated Valuation Range, or materially above the Range Maximum, resolicitation of purchasers may be required, provided, however, that a resolicitation will not be required if the number of shares increases by up to 15% above the Range Maximum. Any such resolicitation shall be effected in such manner and within such time as the Stock Holding Company shall establish, with the approval of the Commissioner and the FRB, if required.

          5.2.5    Confirmation of Valuation.    Notwithstanding the foregoing, no sale of Holding Company Conversion Stock may be consummated unless, before such consummation, the Independent Appraiser confirms to the MHC and to the Commissioner and the FRB that, to the best knowledge of the Independent Appraiser, nothing of a material nature has occurred which, taking into account all relevant factors, would cause the Independent Appraiser to conclude that the aggregate value of all shares of Holding Company Conversion Stock to be sold, at the Subscription Price, is incompatible with its estimate of the aggregate consolidated pro forma market value of the Holding Company Conversion Stock. An increase in the aggregate value of the Holding Company Conversion Stock by up to 15% above the Range Maximum would not be deemed to be material. If such confirmation is not received, the MHC may cancel the Conversion, resolicit and extend the Offering and establish a new Subscription Price and/or Estimated Valuation Range, or hold a new Offering or take such other action as the Commissioner and the FRB may permit. The estimated pro forma market value of the Holding Company Conversion Stock shall be determined for such purpose by an Independent Appraiser on the basis of such appropriate factors as are not inconsistent with the Regulations and will be confirmed upon completion of the Conversion. In any case, the total number of shares of Holding Company Conversion Stock to be issued and sold will be determined by the MHC as follows: (a) the estimated aggregate pro forma market value of the Holding Company Conversion Stock immediately after Conversion, as determined by the Independent Appraiser, expressed in terms of a specific aggregate dollar amount rather than as a range, shall be divided by (b) the Subscription Price.

ARTICLE 6.
Subscription Rights and Orders for Common Stock

        6.1.    Distribution of Prospectus.    The Offering shall be conducted in compliance with the Regulations and applicable SEC regulations. As soon as practicable after the prospectus prepared by the MHC and the Stock Holding Company has been declared effective by the SEC and the Commissioner declares such prospectus effective and/or approves it for use, copies of the prospectus and order forms will be distributed to all Eligible Account Holders, Supplemental Eligible Account Holders, any Tax-Qualified Employee Plan and Employees, Officers, directors, trustees and Corporators at their last known addresses appearing on the records of the Bank for the purpose of subscribing for shares of Holding Company Conversion Stock in the Subscription Offering and will be made available (if and when a Community Offering is held) for use by those Persons eligible to purchase in the Community Offering. Instead of distributing the prospectus and order forms, the MHC and Stock Holding Company may distribute a notice of availability of the prospectus and the order form, together with a request card and a postage-prepaid return envelope for use in requesting such prospectus and order form. If the latter method is employed by the MHC and the Stock Holding Company, such notices shall be mailed to those eligible to subscribe in the Subscription Offering not less than thirty (30) calendar days before the expiration of the Subscription Offering.

        6.2.    Order Forms.    Each order form will be preceded or accompanied by the prospectus describing the Stock Holding Company, the Bank, the Holding Company Conversion Stock and the Subscription and Community Offerings. Each order form will contain, among other things, the following:

        6.2.1  A specified date by which all order forms must be received by the Stock Holding Company, which date shall be not less than 20 nor more than 45 days following the date on which the order forms are mailed by the Stock Holding Company, and which date will constitute the expiration of the Subscription Offering, unless extended;

        6.2.2  The Subscription Price per share for shares of Holding Company Conversion Stock to be sold in the Offering;

        6.2.3  A description of the minimum and maximum number of shares of Holding Company Conversion Stock that may be subscribed for pursuant to the exercise of subscription rights or otherwise purchased in the Offering;

        6.2.4  Instructions as to how the recipient of the order form is to indicate thereon the number of shares of Holding Company Conversion Stock for which such Person elects to subscribe and the available alternative methods of payment therefor;

        6.2.5  An acknowledgment that the recipient of the order form has received a copy of the prospectus before execution of the order form;

        6.2.6  A statement indicating the consequences of failing to properly complete and return the order form, including a statement to the effect that all subscription rights are nontransferable, will be void at the end of the Subscription Offering, and can only be exercised by delivering to the Stock Holding Company within the Subscription Offering period such properly completed and executed order form, together with a check or money order in the full amount of the purchase price as specified in the order form for the shares of Holding Company Conversion Stock for which the recipient elects to subscribe in the Subscription Offering (or by authorizing on the order form that the Bank withdraw said amount from the Deposit Account at the Bank maintained by such Person, but only if the MHC elects to permit such withdrawals from the type of such Deposit Account); and

        6.2.7  A statement to the effect that the executed order form, once received by the Stock Holding Company, may not be modified or amended by the subscriber without the consent of the Stock Holding Company.

        Notwithstanding the above, the Stock Holding Company reserves the right in its sole discretion to accept or reject orders received on photocopied or faxed order forms.

        6.3.    Undelivered, Defective or Late Order Form; Insufficient Payment.    In the event order forms (a) are not delivered for any reason or are returned undelivered to the MHC by the United States Postal Service, (b) are not received back by the Stock Holding Company or are received by the Stock Holding Company after the expiration date specified thereon, (c) are defectively filled out or executed, (d) are not accompanied by the full required payment for the shares of Holding Company Conversion Stock subscribed for (including cases in which Deposit Accounts from which withdrawals are authorized are insufficient to cover the amount of the required payment), or (e) are not mailed pursuant to a "no mail" order placed in effect by the account holder, the subscription rights of the Person to whom such rights have been granted will lapse as though such Person failed to return the completed order form within the time period specified thereon; provided, however, that the Stock Holding Company may, but will not be required to, waive any immaterial irregularity on any order form or require the submission of corrected order forms or the remittance of full payment for subscribed shares by such date as the Stock Holding Company may specify, and all interpretations by the MHC and the Stock Holding Company of terms and conditions of this Plan and of the order forms will be final.

        6.4.    Payment for Stock.

        6.4.1  All payments for Holding Company Conversion Stock subscribed for or ordered in the Conversion must be delivered in full to the Stock Holding Company, together with a properly completed and executed order form, except in the case of the Syndicated Community Offering, on or before the expiration date specified on the order form, unless such date is extended by the MHC and the Stock Holding Company; provided, further, that if any Employee Plan subscribes for shares during the Subscription Offering, such plans will not be required to pay for the shares at the time they subscribe but rather may pay for such shares of Holding Company Conversion Stock subscribed for by such plans at the Subscription Price upon consummation of the Conversion, provided, however, that, in the case of the ESOP there is in force from the time of its subscription until the consummation of the Conversion, a loan commitment to lend to the ESOP, at such time, the aggregated Subscription Price of the shares for which it subscribed. The Stock Holding Company or the Bank may make scheduled discretionary contributions to an Employee Plan provided such contributions from the Bank, if any, do not cause the Bank to fail to meet its regulatory capital requirement. Payment for Holding Company Conversion Stock may also be made by a participant in an Employee Plan (including the Bank's 401(k) plan) causing funds held for such participant's benefit by an Employee Plan to be paid over for such purchase to the extent that such plan allows participants or any related trust established for the benefit of such participants to direct that some or all of their individual accounts or sub-accounts be invested in Holding Company Conversion Stock.

        6.4.2  Payment for Holding Company Conversion Stock shall be made either by check, bank draft or money order, or if a purchaser has a Deposit Account in the Bank (and if the MHC has elected to permit such withdrawals from the type of Deposit Account maintained by such Person), such purchaser may pay for the shares subscribed for by authorizing the Bank to make a withdrawal from the purchaser's Deposit Account at the Bank in an amount equal to the aggregate purchase price of such shares. No wire transfers will be accepted. Any authorized withdrawal, whether from a savings, passbook or certificate account, shall be without penalty as to premature withdrawal. If the authorized withdrawal is from a certificate account, and the remaining balance does not meet the applicable minimum balance requirements, the certificate shall be canceled at the time of withdrawal, without penalty, and the remaining balance will earn interest at the passbook rate. Funds for which a withdrawal is authorized will remain in the purchaser's Deposit Account but may not be used by the purchaser pending consummation of the Conversion or expiration of the 45-day period (or such longer period as may be approved by the Commissioner) following termination of the Subscription Offering, whichever occurs first. After consummation of the Conversion, the withdrawal will be given effect only to the extent necessary to satisfy the subscription (to the extent it can be filled) at the Subscription Price. Interest will continue to be earned on any amounts authorized for withdrawal until such withdrawal is given effect. Interest on checks and money orders will be paid by the Bank at the Bank's passbook rate. Such interest will be paid from the date payment is received by the Bank until consummation or termination of the Conversion. If for any reason the Conversion is not consummated, all payments made by subscribers in the Conversion will be refunded to them with interest. In case of amounts authorized for withdrawal from Deposit Accounts, refunds will be made by canceling the authorization for withdrawal.

ARTICLE 7.
Stock Purchase Priorities

        7.1.    Priorities for Offering.    All purchase priorities established by this Article 7 shall be subject to the purchase limitations set forth in, and shall be subject to adjustment as provided in, Article 8 of this Plan. In addition to the priorities set forth in this Article 7, the MHC may establish other priorities for the purchase of Holding Company Conversion Stock, subject to the approval of the Commissioner and the FRB. The priorities for the purchase of shares in the Conversion are set forth in the following Sections.

        7.2.    Certain Determinations.    All interpretations or determinations of whether prospective purchasers are "residents," "Associates," or "Acting in Concert," and any other interpretations of any and all other provisions of the Plan shall be made by and at the sole discretion of the Stock Holding Company, and may be based on whatever evidence the Stock Holding Company may choose to use in making any such determination.

        7.3.    Minimum Purchase; No Fractional Shares.    The minimum purchase by any Person shall be 25 shares (to the extent that shares of Holding Company Conversion Stock are available for purchase); provided, however, that the aggregate purchase price for any minimum share purchase shall not exceed $500. No fractional shares will be allocated or issued.

        7.4.    Overview of Priorities.    In descending order of priority, the opportunity to purchase Holding Company Conversion Stock shall be given in the Subscription Offering to: (a) Eligible Account Holders; (b) Supplemental Eligible Account Holders; (c) Tax-Qualified Employee Plans; and (d) Employees, Officers, directors and trustees of the MHC and the Bank. Any shares of Holding Company Conversion Stock that are not subscribed for in the Subscription Offering at the discretion of the Stock Holding Company maybe offered for sale in a Direct Community Offering and/or a Syndicated Community Offering on terms and conditions and procedures satisfactory to the Stock Holding Company.

        7.5.    Priorities For Subscription Offering.

          7.5.1    First Priority: Eligible Account Holders.    Upon approval of the Plan by the Corporators and the receipt of permission from the Commissioner, and the FRB if necessary, to offer the Holding Company Conversion Stock for sale, each Eligible Account Holder shall receive, without payment therefor, nontransferable subscription rights on a first priority basis to subscribe for a number of shares of Holding Company Conversion Stock equal to the greatest of (a) a number determined by dividing the Individual Maximum Purchase Limit (as such term is defined in Section 8.2) by the per share Subscription Price, (b) one-tenth of one percent (.10%) of the shares offered in the Conversion, or (c) 15 times the product (rounded down to the nearest whole number) obtained by multiplying (1) the total number of shares of Holding Company Conversion Stock to be issued in the Conversion by (2) a fraction, of which the numerator is the Qualifying Deposit of the Eligible Account Holder and the denominator is the total amount of Qualifying Deposits of all Eligible Account Holders. If there are insufficient shares available to satisfy all subscriptions of Eligible Account Holders, shares will be allocated to Eligible Account Holders so as to permit each such subscribing Eligible Account Holder to purchase a number of shares of Holding Company Conversion Stock sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares subscribed for. Thereafter, unallocated shares of Holding Company Conversion Stock will be allocated pro rata to remaining subscribing Eligible Account Holders whose subscriptions remain unfilled in the same proportion that each such subscriber's Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled. Subscription rights to purchase Holding Company Conversion Stock received by Employees, Officers, directors, trustees and Corporators of the MHC and the Bank (and their Associates) based on their increased deposits in the Bank in the one year preceding the Eligibility Record Date shall be subordinated to the subscription rights of other Eligible Account Holders. To ensure proper allocation of stock, each Eligible Account Holder must list on his or her subscription order form all Deposit Accounts in which he had an ownership interest as of the Eligibility Record Date.

          7.5.2    Second Priority: Supplemental Eligible Account Holders.    To the extent there are shares remaining after satisfaction of subscriptions by Eligible Account Holders, each Supplemental Eligible Account Holder shall receive non-transferable subscription rights to subscribe for a number of shares of Holding Company Conversion Stock equal to the greatest of (a) a number determined by dividing the Individual Maximum Purchase Limit by the per share Subscription Price, (b) one-tenth of one percent (.10%) of the shares offered in the Conversion, or (c) 15 times the product (rounded down to the nearest whole number) obtained by multiplying (1) the total number of shares of Holding Company Conversion Stock to be issued in the Conversion by (2) a fraction, of which the numerator is the Qualifying Deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders. In the event Supplemental Eligible Account Holders subscribe for a number of shares of Holding Company Conversion Stock which, when added to the shares subscribed for by Eligible Account Holders, exceed available shares, the available shares of Holding Company Conversion Stock will be allocated among subscribing Supplemental Eligible Account Holders so as to permit each subscribing Supplemental Eligible Account Holder to purchase a number of shares of Holding Company Conversion Stock sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares subscribed for. Thereafter, unallocated shares will be allocated to each subscribing Supplemental Eligible Account Holder whose subscription remains unfilled in the same proportion that such subscriber's Qualifying Deposit on the Supplemental Eligibility Record Date bears to the total amount of Qualifying Deposits of all subscribing Supplemental Eligible Account Holders whose subscriptions remain unfilled.

          7.5.3    Third Priority: Tax-Qualified Employee Plans.    To the extent there are shares remaining after satisfaction of subscriptions by Eligible Account Holders and Supplemental Eligible Account Holders, the Tax-Qualified Employee Plans shall be given the opportunity to purchase in the aggregate up to 10% of the Holding Company Conversion Stock issued in the Conversion. In the event that the total number of shares of Holding Company Conversion Stock offered in the Conversion is increased to an amount greater than the Range Maximum, the Tax-Qualified Employee Plans shall have a priority right to purchase any such shares exceeding the Range Maximum (up to the aggregate of 10% of Holding Company Conversion Stock to be issued in the Conversion). If the Tax-Qualified Employee Plans are not able to fill their orders in the Offering, then the Tax-Qualified Employee Plans may purchase shares in the open market following consummation of the Conversion.

          7.5.4    Fourth Priority: Employees, Officers, Directors, Trustees and Corporators.    To the extent there are shares remaining after satisfaction of subscriptions by Eligible Account Holders, Supplemental Eligible Account Holders, and any Tax-Qualified Employee Plans, each Employee, Officer, director, trustee and Corporator of the MHC or the Bank who is not an Eligible Account Holder or a Supplemental Eligible Account Holder shall receive non-transferable subscription rights to subscribe for shares of Holding Company Conversion Stock offered in the Conversion in an amount equal to the Individual Maximum Purchase Limit; provided, however, that the aggregate number of shares of Holding Company Conversion Stock that may be purchased by Employees, Officers, directors, trustees and Corporators in the Conversion shall be limited to 30% of the total number of shares of Holding Company Conversion Stock issued in the Conversion (including shares purchased by Employees, Officers, directors, trustees and Corporators under this Section 7.5.4 and under the preceding priority categories, but not including shares purchased by the ESOP). In the event that Employees, Officers, directors, trustees and Corporators subscribe under this Section 7.5.4 for more shares of Holding Company Conversion Stock than are available for purchase by them, the shares of Holding Company Conversion Stock available for purchase will be allocated by the Stock Holding Company among such subscribing Persons on an equitable basis, such as by giving weight to the period of service, compensation and position of the individual subscriber.

        7.6.    Priorities for Direct Community Offering.

        7.6.1  Any shares of Holding Company Conversion Stock not subscribed for in the Subscription Offering may be offered for sale in a Direct Community Offering. This will involve an offering of all unsubscribed shares of Holding Company Conversion Stock directly to the general public. The Direct Community Offering, if any, shall be for a period of not more than 45 days unless extended by the Stock Holding Company, and shall commence concurrently with, during or promptly after the Subscription Offering. The Stock Holding Company may use broker, dealer or an investment banking firm or firms on a best efforts basis to sell the unsubscribed shares in the Subscription and Direct Community Offering. The Stock Holding Company may pay a commission or other fee to such investment banking firm or firms as to the shares sold by such firm or firms in the Subscription and Direct Community Offering and may also reimburse such firm or firms for reasonable expenses incurred in connection with the sale. The Holding Company Conversion Stock will be offered and sold in the Direct Community Offering, in accordance with the Regulations, so as to achieve the widest distribution of the Holding Company Conversion Stock. In making the Direct Community Offering, the Bank will give preference to natural persons residing in the Local Community. No Person may subscribe for or purchase more than the Individual Maximum Purchase Limit of Holding Company Conversion Stock in the Direct Community Offering. The Stock Holding Company, in its sole discretion, may reject subscriptions, in whole or in part, received from any Person under this Section 7.6.

        7.6.2  In the event of an oversubscription for shares in the Direct Community Offering, available shares will be allocated (to the extent shares remain available) first to cover orders of natural Persons residing in the Local Community, so that each such Person may receive 100 shares, and thereafter, on a pro rata basis to such Persons based on the amount of their respective subscriptions or on such other reasonable basis as may be determined by the Stock Holding Company. If oversubscription does not occur among natural Persons residing in the Local Community, orders accepted in the Direct Community Offering shall be filled up to a maximum not to exceed 2% of the Holding Company Conversion Stock, and thereafter remaining shares shall be allocated on an equal number of shares basis per order until all orders have been filled.

        7.6.3  The terms "residence, "reside," or "residing" as used herein with respect to any Person shall mean any Person who occupies a dwelling within the Local Community, has an intent to remain in the Local Community for a period of time, and manifests the genuineness of that intent by establishing an ongoing physical presence within the Local Community together with an indication that such presence within the Local Community is not merely transitory in nature. To the extent the Person is a corporation or other business entity, the principal place of business or headquarters must be in the Local Community. The Bank may use deposit or loan records or such other evidence provided to it to determine whether a Person is a resident. In all cases, however, such a determination shall be in the sole discretion of the Stock Holding Company.

        7.6.4  If:

              (i)  aggregate subscriptions totaling at least the minimum of the Estimated Valuation Range (the "Range Minimum") are not received in the Subscription Offering and Direct Community Offering, and the Stock Holding Company, in its sole discretion, determines that a Syndicated Community Offering is not in the best interests of the Stock Holding Company; or

             (ii)  aggregate subscriptions and orders totaling at least the Range Minimum are not received in the Subscription Offering, Direct Community Offering and the Syndicated Community Offering;

then the Stock Holding Company may, in its sole discretion, apply unsubscribed/unordered Holding Company Conversion Stock in any manner that facilitates the completion of the Conversion.

        7.7.    Priorities for Syndicated Community Offering.

        7.7.1  Any shares of Holding Company Conversion Stock not sold in the Subscription Offering or in the Direct Community Offering, if any, may be offered for sale to the general public by a selling group of broker-dealers in a Syndicated Community Offering, subject to terms, conditions and procedures as may be determined by the Stock Holding Company in a manner that is intended to achieve the widest distribution of the Holding Company Conversion Stock subject to the rights of the Stock Holding Company to accept or reject in whole or in part all orders in the Syndicated Community Offering. No Person may purchase in the Syndicated Community Offering more than the Individual Maximum Purchase Limit of Holding Company Conversion Stock. It is expected that the Syndicated Community Offering will commence as soon as practicable after termination of the Direct Community Offering, if any. The Syndicated Community Offering shall be completed within 45 days after the termination of the Subscription Offering, unless such period is extended as provided herein. The commission in the Syndicated Community Offering shall be determined by a marketing agreement between the Stock Holding Company and the Marketing Agent. Such agreement shall be filed with the FRB (if required), the Division and the SEC.

        7.7.2  If for any reason a Syndicated Community Offering of unsubscribed shares of Holding Company Conversion Stock cannot be effected or is not deemed to be advisable, and any shares remain unsold after the Subscription Offering and the Community Offering, the Stock Holding Company may seek to make other arrangements for the sale of the remaining shares in order to meet the Range Minimum, including an underwritten public offering. Such other arrangements will be subject to the approval of the Commissioner and, if required, the FRB and to compliance with applicable state and federal securities laws.

ARTICLE 8.
Additional Limitations on Purchases

        8.1.    General.    Purchases of Holding Company Conversion Stock in the Conversion will be subject to the purchase limitations set forth in this Article 8.

        8.2.    Individual Maximum Purchase Limit.    This Section 8.2 sets forth the "Individual Maximum Purchase Limit." No Person, through one or more qualifying deposit accounts, or Persons exercising subscription rights through a single qualifying deposit account held jointly, may purchase in the Offering (including the Subscription Offering, the Direct Community Offering and the Syndicated Community Offering) more than $200,000 of Holding Company Conversion Stock, except that: (a) the Stock Holding Company may, in its sole discretion and without further notice to or solicitation of subscribers or other prospective purchasers, (i) increase such Individual Maximum Purchase Limit to up to 5% of the number of shares of Holding Company Conversion Stock offered in the Conversion or (ii) decrease such Individual Maximum Purchase Limit to no less than one-tenth of one percent (.10%) of the number of shares of Holding Company Conversion Stock offered in the Conversion; and (b) Tax-Qualified Employee Plans may purchase up to 10% of the shares issued in the Conversion. If the Stock Holding Company increases the Individual Maximum Purchase Limit (as permitted by this Section 8.2), subscribers in the Subscription Offering who ordered the previously-effective maximum amount will be, and certain other large subscribers in the sole discretion of the Stock Holding Company may be, given the opportunity to increase their subscriptions up to the then applicable limit.

Requests to purchase additional shares of Holding Company Conversion Stock under this provision will be determined by the Stock Holding Company, in its sole discretion.

        8.3.    Group Acting in Concert.    This Section 8.3 sets forth the "Group Maximum Purchase Limit." No Person and his or her Associates or group of Persons Acting in Concert, may purchase in the Offering (including the Subscription Offering, the Direct Community Offering and the Syndicated Community Offering) more than $400,000 of Holding Company Conversion Stock, except that: (a) the Stock Holding Company may, in its sole discretion and without further notice to or solicitation of subscribers or other prospective purchasers, (i) increase such Group Maximum Purchase Limit to up to 5% of the number of shares of Holding Company Conversion Stock offered in the Conversion or (ii) decrease such Group Maximum Purchase Limit to no less than one-tenth of one percent (.10%) of the number of shares of Holding Company Conversion Stock offered in the Conversion; and (b) Tax-Qualified Employee Plans may purchase up to 10% of the shares issued in the Conversion. Notwithstanding the foregoing, in the event that the Stock Holding Company increases the Individual Maximum Purchase Limit (as permitted by Section 8.2) to a number that is in excess of the Group Maximum Purchase Limit established by this Section 8.3, the Group Maximum Purchase Limit shall automatically be increased so as to be equal to the Individual Maximum Purchase Limit, as adjusted.

        8.4.    Purchases by Officers, Directors, Trustees and Corporators.    The aggregate number of shares of Holding Company Conversion Stock to be purchased in the Offering by Officers; directors, trustees and Corporators of the MHC and the Bank (and their Associates) shall not exceed 30% of the total number of shares of Holding Company Conversion Stock issued in the Conversion.

        8.5.    Special Rule for Tax-Qualified Employee Plans.    Shares of Holding Company Conversion Stock purchased by any individual participant ("Plan Participant") in a Tax-Qualified Employee Plan using funds therein pursuant to the exercise of subscription rights granted to such Participant in his individual capacity as an Eligible Account Holder or Supplemental Eligible Account Holder shall not be deemed to be purchases by a Tax-Qualified Employee Plan for purposes of calculating the maximum amount of Holding Company Conversion Stock that Tax-Qualified Employee Plans may purchase pursuant to this Plan, if the individual Plan Participant controls or directs the investment authority with respect to such account or subaccount.

        8.6.    Increase in the Total Number of Shares Offered.    In the event that (a) the total number of shares of Holding Company Conversion Stock offered in the Conversion is increased to an amount greater than the Range Maximum, and (b) there shall be additional shares of Holding Company Conversion Stock available after the Tax-Qualified Employee Plans shall have exercised their priority right (established pursuant to Section 7.5.3) to purchase shares exceeding the Range Maximum, any additional shares not purchased by the Tax-Qualified Employee Plans will be issued to fill unfulfilled subscriptions of other subscribers according to their respective priorities set forth in the Plan.

        8.7.    Illegal Purchases.    Notwithstanding any other provision of the Plan, no Person shall be entitled to purchase any Holding Company Conversion Stock to the extent such purchase would be illegal under any federal law or state law or regulation or would violate regulations or policies of the National Association of Securities Dealers, Inc. The Stock Holding Company and/or its agents may ask for an acceptable legal opinion from any purchaser as to the legality of such purchase and may refuse to honor any purchase order if such opinion is not timely furnished.

        8.8.    Rejection of Orders.    The Stock Holding Company has the right in its sole discretion to reject any order submitted by a Person whose representations the Stock Holding Company believes to be false or who it otherwise believes, either alone or Acting in Concert with others, is violating, circumventing, or intends to violate, evade or circumvent the terms and conditions of the Plan.

        8.9.    Subscribers in Non-Qualified States or in Foreign Countries.    The Stock Holding Company, in its sole discretion, may make reasonable efforts to comply with the securities laws of any state in the

United States in which its depositors reside, and will only offer and sell the Holding Company Conversion Stock in states in which the offers and sales comply with such states' securities laws. However, no Person will be offered or allowed to purchase any Holding Company Conversion Stock under the Plan if he or she resides (a) in a foreign country or (b) in a state of the United States with respect to which any of the following apply: (i) a small number of Persons otherwise eligible to purchase shares under the Plan reside in such state; (ii) the offer or sale of shares of Holding Company Conversion Stock to such Persons would require the Stock Holding Company or its Employees to register, under the securities laws of such state, as a broker or dealer or to register or otherwise qualify its securities for sale in such state; or (iii) such registration or qualification would be impracticable for reasons of cost or otherwise.

        8.10.    No Offer to Transfer Shares.    Before the consummation of the Conversion, no Person shall offer to transfer, or enter into any agreement or understanding to transfer the legal or beneficial ownership of any subscription rights or shares of Holding Company Conversion Stock, except pursuant to the Plan. The following shall not constitute impermissible transfers under this Plan. Any Person having subscription rights in his individual capacity as an Eligible Account Holder or Supplemental Eligible Account Holder may exercise such subscription rights by causing a tax-qualified plan to make such purchase using funds allocated to such Person in such tax-qualified plan if such individual plan participant controls or directs the investment authority with respect to such account or subaccount. A tax-qualified plan that maintains an Eligible Deposit Account in the Bank as trustee for or for the benefit of a Person who controls or directs the investment authority with respect to such account or subaccount ("Beneficiary") may, in exercising its subscription rights, direct that the Holding Company Conversion Stock be issued in the name of such individual Beneficiary in his individual capacity.

        8.11.    Confirmation by Purchasers.    Each Person ordering Holding Company Conversion Stock in the Conversion will be deemed to confirm that such purchase does not conflict with the purchase limitations in the Plan. All questions concerning whether any Persons are Associates or a Group Acting in Concert or whether any purchase conflicts with the purchase limitations in the Plan or otherwise violates any provision of the Plan shall be determined by the Stock Holding Company in its sole discretion. Such determination shall be conclusive, final and binding on all Persons and the Stock Holding Company may take any remedial action, including without limitation rejecting the purchase or referring the matter to the Commissioner for action, as in its sole discretion the Stock Holding Company may deem appropriate.

ARTICLE 9.
Post Offering Matters

        9.1.    Stock Purchases After the Conversion.    For a period of three years after the proposed Conversion, no Officer or director of the Stock Holding Company or the Bank, or his or her Associates, may purchase, without the prior written approval of the Commissioner, any Holding Company Common Stock:

            (i)  from the Stock Holding Company, or

           (ii)  except from a broker-dealer registered with the SEC,

provided that the foregoing shall not apply to (a) negotiated transactions involving more than 1% of the outstanding Holding Company Common Stock, or (b) purchases of stock made by and held by or otherwise made pursuant to any Tax-Qualified or Non-Tax-Qualified Employee Plan of the Bank or the Stock Holding Company even if such stock is attributable to Officers, directors or their Associates.

        9.2.    Resales of Stock by Management Persons.    Holding Company Conversion Stock purchased in the Conversion by Officers, directors, trustees and Corporators of the Bank, the Stock Holding Company and the MHC may not be resold for a period of at least one year following the date of purchase, except in the case of death or substantial disability, as determined by the Commissioner, of such person, or upon the written approval of the Commissioner.

        9.3.    Stock Certificates.    Each stock certificate shall bear a legend giving appropriate notice of the restrictions set forth in Section 9.2. Appropriate instructions shall be issued to the Stock Holding Company's transfer agent with respect to applicable restrictions on transfers of such stock. Any shares of stock issued as a stock dividend, stock split or otherwise with respect to such restricted stock shall be subject to the same restrictions as apply to the restricted stock.

        9.4.    Restriction on Financing Stock Purchases.    The Stock Holding Company will not offer or sell any of the Holding Company Common Stock proposed to be issued to any Person whose purchase would be financed by funds loaned, directly or indirectly, to the Person by the Stock Holding Company, the Bank or any of their Affiliates.

        9.5.    Stock Benefit Plans.    The Board of Directors of the Bank and/or the Stock Holding Company are permitted under the Regulations, and may decide, to adopt one or more stock benefit plans for the benefit of the Employees, Officers and directors of the Bank and Stock Holding Company, including an ESOP, an employer stock fund option in the 401(k) plan, stock award plans and stock option plans, which will be authorized to purchase Holding Company Common Stock and grant options for Holding Company Common Stock. However, only the Tax-Qualified Employee Plans will be permitted to purchase Holding Company Conversion Stock in the Conversion subject to the purchase priorities set forth in the Plan. Pursuant to the Regulations, the Stock Holding Company may authorize the ESOP to purchase 8% of the Holding Company Conversion Stock to be issued and any other Tax-Qualified Employee Plans to purchase in the aggregate up to 2% of the Holding Company Conversion Stock to be issued. The Bank or the Stock Holding Company may make scheduled discretionary contributions to one or more Tax-Qualified Employee Plans to purchase Holding Company Common Stock or to purchase issued and outstanding shares of Holding Company Common Stock or authorized but unissued shares of Holding Company Common Stock subsequent to the completion of the Conversion; provided, however, that such contributions do not cause the Bank to fail to meet any of its regulatory capital requirements. The Plan specifically authorizes the grant and issuance by the Stock Holding Company of (i) awards of Holding Company Common Stock after the Conversion pursuant to one or more stock recognition and award plans (the "Recognition Plans") in an amount equal to up to 4% of the number of shares of Holding Company Conversion Stock issued in the Conversion, (ii) options to purchase a number of shares of Holding Company Common Stock in an amount equal to up to 10% of the number of shares of Holding Company Conversion Stock issued in the Conversion, and shares of Holding Company Common Stock issuable upon exercise of such options, and (iii) at the closing of the Conversion or at any time thereafter, Holding Company Common Stock in an amount equal to 8% of the number of shares of Holding Company Conversion Stock issued in the Conversion to the ESOP and an amount equal to up to 2% of the number of shares of Holding Company Conversion Stock issued in the Conversion to the Bank's 401(k) plan. Shares awarded to the Tax Qualified Employee Plans or pursuant to the Recognition Plans, and shares issued upon exercise of options may be authorized but unissued shares of the Stock Holding Company's Holding Company Common Stock, or shares of Holding Company Common Stock purchased by the Stock Holding Company or such plans in the open market. No Recognition Plans or stock option plans have yet been adopted by the Board of the Holding Company, and no such plans will be submitted for the approval of the Stock Holding Company's stockholders at a meeting held earlier than six months after completion of the Conversion.

        9.6.    Market for Holding Company Common Stock.    If at the close of the Conversion the Stock Holding Company has more than 300 shareholders of any class of stock, the Stock Holding Company shall use its best efforts to:

        9.6.1  Encourage and assist a Market Maker to establish and maintain a market for that class of stock;

        9.6.2  List that class of stock on a national or regional securities exchange, or on the Nasdaq system; and

        9.6.3  Register the Holding Company Common Stock with the SEC pursuant to the Exchange Act, and undertake not to deregister such Holding Company Common Stock for a period of three years thereafter.

        9.7.    Liquidation Account.

        9.7.1  The Bank shall, at the time of the Conversion, establish a Liquidation Account in an amount equal to the net worth of the Bank as set forth in the latest consolidated statement of financial condition contained in the final Prospectus distributed in connection with the Conversion. The function of the Liquidation Account is to establish a priority on liquidation and, except as otherwise provided in this Section 9.7, the existence of the Liquidation Account shall not operate to restrict the use or application of any of the net worth accounts of the Stock Holding Company. The Liquidation Account will be maintained by the Bank for the benefit of the Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain Deposit Accounts with the Bank following the Conversion. Each Eligible Account Holder and Supplemental Eligible Account Holder shall, with respect to each Deposit Account, hold a related inchoate interest in a portion of the Liquidation Account balance, in relation to each Deposit Account balance at the Eligibility Record Date or Supplemental Eligibility Record Date, as the case may be, or to such balance as it may be subsequently reduced, as hereinafter provided. The initial Liquidation Account balance shall not be increased, and shall be subject to downward adjustment to the extent of any downward adjustment of any subaccount balance of any Eligible Account Holder or Supplemental Eligible Account Holder in accordance with 209 CMR 33.05(12).

        9.7.2  In the unlikely event of a complete liquidation of the Bank (and only in such event), following all liquidation payments to creditors (including those to depositors to the extent of their Deposit Accounts) each Eligible Account Holder and Supplemental Eligible Account Holder shall be entitled to receive a liquidating distribution from the liquidation Account, in the amount of the then-adjusted subaccount balances for his or her deposit accounts then held, before any liquidating distribution may be made to any holders of the Bank's capital stock. No merger, consolidation, reorganization, or purchase of bulk assets with assumption of deposit accounts and other liabilities, or similar transactions with an FDIC-insured institution, in which the Bank is not the surviving institution, shall be deemed to be a complete liquidation for this purpose. In such transactions, the liquidation Account shall be assumed by the surviving institution.

        9.7.3  The initial subaccount balance for a Deposit Account held by an Eligible Account Holder and/or Supplemental Eligible Account Holder shall be determined by multiplying the opening balance in the Liquidation Account by a fraction, the numerator of which is the amount of such Eligible Account Holder's or Supplemental Eligible Account Holder's Qualifying Deposit and the denominator of which is the total amount of all Qualifying Deposits of all Eligible Account Holders and Supplemental Eligible Account Holders in the Bank. For Deposit Accounts in existence on both dates, separate subaccounts shall be determined on the basis of the Qualifying Deposits in such Deposit Accounts on such record dates. Such initial subaccount balance shall not be increased by additional Deposits, but shall be subject to downward adjustment as described below.

        9.7.4  If, at the close of business on the last day of any period for which the Stock Holding Company has prepared audited financial statements subsequent to the effective date of the Conversion, the deposit balance in the Deposit Account of an Eligible Account Holder or Supplemental Eligible Account Holder is less than the lesser of: (a) the balance in the Deposit Account at the close of business on the last day of any period for which the Stock Holding Company has prepared audited financial statements subsequent to the Eligibility Record Date or Supplemental Eligibility Record Date, or (b) the amount in such Deposit Account as of the Eligibility Record Date or Supplemental Eligibility Record Date, then the subaccount balance for such Deposit Account shall be adjusted by reducing such subaccount balance, in an amount proportionate to the reduction in the balance of such Deposit Account. In the event of such downward adjustment, the subaccount balance shall not be subsequently increased, notwithstanding any subsequent increase in the deposit balance of the related Deposit Account. If any such Deposit Account is closed, the related subaccount shall be reduced to zero. For purposes of this Section 9.7, a time account shall be deemed to be closed upon its maturity date regardless of any renewal thereof. A distribution of each subaccount balance may be made only in the event of a complete liquidation of the Stock Holding Company subsequent to the Conversion and only out of funds available for such purpose after payment of all creditors.

        9.7.5  The Bank shall not be required to set aside funds for the purpose of establishing the Liquidation Account, and the creation and maintenance of the Liquidation Account shall not operate to restrict the use or application of any of the net worth accounts of the Bank, except that the Bank shall not declare or pay a cash dividend on, or repurchase any of, its capital stock if the effect thereof would cause its net worth to be reduced below the amount required for the Liquidation Account.

        9.8.    Payment of Dividends.    The Stock Holding Company may not declare or pay a cash dividend on the Holding Company Common Stock if the effect thereof would cause its regulatory capital to be reduced below the amount required to maintain the Liquidation Account and under FDIC rules and regulations. Otherwise, the Stock Holding Company may declare dividends in accordance with applicable laws and regulations.

        9.9.    Repurchase of Stock.    Based upon facts and circumstances following the Conversion and subject to applicable regulatory and accounting requirements, the Board of Directors of the Stock Holding Company may determine to repurchase stock in the future. Such facts and circumstances may include but not be limited to: (a) market and economic factors such as the price at which the Holding Company Common Stock is trading in the market, the volume of trading, the attractiveness of other investment alternatives in terms of the rate of return and risk involved in the investment, the ability to increase the book value and/or earnings per share of the remaining outstanding shares, and the opportunity to improve the Stock Holding Company's return on equity; (b) the avoidance of dilution to stockholders by not having to issue additional shares to cover the exercise of stock options or the purchase of shares by the ESOP in the event the ESOP is unable to acquire shares in the Subscription Offering, or to fund any stock plans adopted after the consummation of the Conversion; and (c) any other circumstances in which repurchases would be in the best interests of the Stock Holding Company and its shareholders.

        9.10.    Conversion Expenses.    The Regulations require that the expenses of the Conversion must be reasonable. The MHC will use its best efforts to assure that the expenses incurred by the MHC and the Stock Holding Company in effecting the Conversion will be reasonable.

        9.11.    Public Inspection of Conversion Application.    The MHC and the Stock Holding Company will maintain a copy of the Application in the main banking office of the Bank and such copy will be available for public inspection.

        9.12.    Enforcement of Terms and Conditions.    Each of the MHC and the Stock Holding Company shall have the right to take all such action as they, in its sole discretion, may deem necessary, appropriate or advisable in order to monitor and enforce the terms, conditions, limitations and restrictions contained in the Plan and the terms, conditions and representations contained in the Plan, and the terms, conditions and representations contained in the order forms, including, but not limited to, the right to require any subscriber or purchaser to provide evidence, in a form satisfactory to the MHC and the Stock Holding Company, of such Person's eligibility to subscribe for or purchase shares of the Holding Company Conversion Stock under the terms of the Plan and the absolute right (subject only to any necessary regulatory approvals or concurrence) to reject, limit or revoke acceptance of any subscription or order and to delay, terminate or refuse to consummate any sale of Holding Company Conversion Stock that it believes might violate, or is designed to, or is any part of a plan to, evade or circumvent such terms, conditions, limitations, restrictions and representations. Any such action shall be final, conclusive and binding on all Persons, and the MHC, the Stock Holding Company, the Bank and their Board of Trustees, Board of Directors, Officers, Employees, Corporators and agents shall be free from any liability to any Person on account of any such action.

        9.13.    Voting Rights in Converted Stock Holding Company.    Following the Conversion, the holders of the capital stock of the Stock Holding Company shall have exclusive voting rights in the Stock Holding Company.

ARTICLE 10.
Miscellaneous

        10.1.    Interpretation of Plan.    All interpretations of the plan and application of its provisions to particular circumstances by the MHC and Stock Holding Company shall be final, subject to the authority of the Commissioner. When a reference is made in this Plan to Sections or Exhibits, such reference shall be to a Section of or Exhibit to the Plan unless otherwise indicated. The recitals hereto constitute an integral part of the Plan. References to Sections include subsections, which are part of the related Section (e.g., a section numbered "Section 5.5.1" would be part of "Section 5.5" and references to "Section 5.5" would also refer to material contained in the subsection described as "Section 5.5.1"). The table of contents and headings contained in the Plan are for reference purposes only and shall not affect in any way the meaning or interpretation of the Plan. Whenever the words "include", "includes" or "including" are used in the Plan, they shall be deemed to be followed by the words "without limitation".

        10.2.    Amendment or Termination of the Plan.    If deemed necessary or desirable, the terms of the Plan may be substantively amended by a majority vote of the members of the Board of Trustees as a result of comments from regulatory authorities at any time prior to approval of the Plan by the Commissioner and at any time thereafter with the concurrence of the Commissioner. If amendments to the Plan are made after the Special Meeting, no further approval of the Corporators will be necessary unless otherwise required by the Commissioner. The Plan may be terminated by the Board of Trustees in its sole discretion, at any time prior to the Special Meeting and at any time thereafter with the concurrence of the Commissioner. The Plan will terminate if the sale of all shares of Holding Company Conversion Stock is not completed within twenty four months from the date of approval of the Plan by the Board of Trustees.

Dated: June 15, 2007

Exhibit 3.4

Proposed Charter and Bylaws of the Stock Holding Company

See Tab 4

Exhibit 3.5

Charter and Bylaws of the Bank

See Tab 5

Exhibit 3.7

Initial Members of the Board of Directors of the Stock Holding Company

Diane C. Brinkley

  6 Cortland Road
  Danvers, MA 01923
  Danversbank Board—admitted 4/27/88, term expires 4/2009
  2007 Committees—Compliance & Ethics, Quality Assurance

Former owner of Murphy's Fruit Market in Danvers a family business.

Robert J. Broudo

  Landmark School
  P.O. Box 227
  Prides Crossing, MA 01965
  Danversbank Board—admitted 3/13/98, term expires 3/2010
  2007 Committees—CRA (Chair), Governance

President/Headmaster of Landmark Foundation/Landmark School in Beverly for 15+ years. Landmark is an internationally known school for children with dyslexia and related learning disabilities. Beverly resident.

John P. Drislane

  5 Beaver Pond Road
  Beverly, MA 01915
  Danversbank Board—admitted 4/1/96, term expires 4/2008
  2007 Committees—Compensation, Audit (Chair)

Sold family business in early 1990's—Currently serving as CFO/COO for Kelleher Construction Company, Inc. a large local contractor. Chairman of Board of Pingree School in Hamilton. Pingree follows modified brainstorming and scenario planning approach based on Susan Stone book—Shaping Strategy. Beverly resident.

John R. Ferris

  205 Main Street
  Andover, NH 03216
  Danversbank Board—admitted 4/29/93, term expires 4/2010
  2007 Committees—Compensation (Chair), Compliance & Ethics, Governance

Entrepreneur and currently a Principal of Copley Capital, LLC, a commercial real estate investment and finance company operating nationally.

Thomas Ford

  609 Bay Road
  So. Hamilton, MA 01982
  Danversbank Board—admitted 6/11/99, term expires 6/2011
  2007 Committees—Audit, Security and Prevention

President/Owner of T. Ford Company a real estate developer. Hamilton resident.

Eleanor M. Hersey

  P.O. Box 23, 8 Sunset Avenue
  Hathorne, MA 01937
  Danversbank Board—admitted 4/27/88, term expires 4/2009
  2007 Committees—Audit, CRA

Retired treasurer of Wakefield Corporation and currently the Treasurer of Hersey Associates. Longtime Danvers resident—very active in community affairs.

Diane T. Stringer

  7 Kimball Avenue
  Wenham, MA 01984
  Danversbank Board—admitted 11/12/99, 11/2011
  2007 Committees—Compliance & Ethics (Chair), Quality Assurance, Board of Investment

Executive Director of The Hospice of the North Shore. Extensive experience in health care and business. Wenham resident.

James C. Zampell

  15 William Fairfield Drive
  Wenham, MA 01984
  Danversbank Board—admitted 1/14/98, term expires 1/2010
  2007 Committees—Compensation, Audit

Manages diverse family-owned business and President of Zampell Refractories, Inc. (refractory construction, facilities maintenance) based in Newburyport. Board member at St. John's Preparatory School in Danvers. Wenham resident.

J. Michael O'Brien

  135 Eastway
  Reading, MA 01867
  Danversbank Board—admitted 10/17/01, term expires 10/2013
  2007 Committees—Compliance & Ethics, Quality Assurance (Chair), Board of Investment

President/Owner of Eagle Air Freight a short hall trucking/servicing the freight forwarding industry in greater New England. Mike was a previously a Board member at Revere Federal Savings Bank.

Brian C. Cranney

  10 Rainbow Terrace
  Danvers, MA 01923
  Danversbank Board—admitted 8/14/02, term expires 8/2014
  2007 Committees—Governance, Security & Facilities, Board of Investment

Brian is the President of Cranney Companies a diversified business located in Danvers, MA, which is involved in the electrical, communications, HVAC, and fabrication for both retail and commercial. He devotes a considerable amount of time and resources to many of the areas charitable organizations. NH resident.

Craig S. Cerretani

  91 Willow Street
  Nahant, MA 01908
  Danversbank Board—admitted 2/14/03, term expires 2/2015
  2007 Committees—Quality Assurance, Board of Investment

Craig is a Partner at Longfellow Financial.

Neal H. Goldman

  32 Preston Court
  Swampscott, MA 01907
  Danversbank Board—admitted 2/13/04, term expires 2/2016
  2007 Committees—Compensation, Security & Facilities (Chair)

Neal is the Executive Vice President at Iron Mountain, a highly regarded records management company.

Mary Coffey Moran

  83 Cambridge Parkway W907
  Cambridge, MA 02142
  Danversbank Board—admitted 4/11/07, term expires 4/2019
  2007 Committees—Audit, CRA

Mary is a CPA at MCM Financial Consulting in Boston, MA.

John M. Pereira

  3 Heather Drive
  Milton, MA 02186
  Danversbank Board—admitted 4/11/07, term expires 4/2019
  2007 Committees—Quality Assurance, Security & Facilities

John is the President of Combined Properties. John was previously a Board member at BankMalden.

Kevin T. Bottomley

  5 Main Drive
  Wenham, MA 01984

Kevin is the Chairman, President and Chief Executive Officer of Danvers Bancorp, Inc. and Danversbank.

James J. McCarthy

  407 Main Street
  Boxford, MA 01921

James is an Executive Vice President and Chief Operating Officer of Danvers Bancorp, Inc. and Danversbank.

John J. O'Neil

  6 Parsonage Lane
  North Reading, MA 01864

John is an Executive Vice President and Senior Lending Officer of Danvers Bancorp, Inc. Danversbank.

Exhibit 7.6

Massachusetts Cities and Towns Served by Danversbank

    Andover
    Beverly
    Boston
    Boxford
    Burlington
    Chelsea
    Danvers
    Hamilton
    Ipswich
    Lynnfield
    Malden
    Middleton
    Newbury
    Newburyport
    North Andover
    North Reading
    Peabody
    Reading
    Revere
    Rowley
    Salem
    Saugus
    Topsfield
    Wakefield
    Wenham
    Wilmington
    Woburn

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DANVERS BANCORP, INC. PLAN OF CONVERSION
TABLE OF CONTENTS
DANVERS BANCORP, INC. PLAN OF CONVERSION
Exhibit 3.4
Exhibit 3.5
Exhibit 3.7
Exhibit 7.6